Exhibit 10.1

Separation and Release of Claims Agreement

This Separation and Release of Claims Agreement (“Agreement”) is entered into by and between WillScot Corporation, a Delaware corporation (together with its subsidiaries and affiliates, the “Company”) and Bradley L. Bacon (the “Executive”) (the Company and the Executive are collectively referred to as the “Parties”) as of May 17, 2019.

WHEREAS, the Executive is a party to that certain employment offer letter dated August 7, 2017, from the Company and may be a party to certain other employment or similar arrangements with the Company and/or one or more of its subsidiaries (together, the “Employment Agreement”);

WHEREAS, Executive serves as the Vice President, General Counsel & Corporate Secretary of the Company; and

WHEREAS, in connection with Executive’s separation, Executive desires to, and the Company desires that Executive, provide certain releases as described in this Agreement in exchange for certain compensation as described in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises contained herein and for other good and valuable consideration, the Company and Executive hereby agree as follows:

1.                                      Separation Date and Return of Property. The Executive’s last day of employment with the Company will be June 3, 2019 (the “Separation Date”). After the Separation Date, the Executive will not represent himself as being an employee, officer, attorney, agent, or representative of the Company for any purpose. Except as otherwise set forth in this Agreement, the Separation Date is the employment separation date for the Executive for all purposes, meaning the Executive is not entitled to any further compensation, monies, or other benefits from the Company, including coverage under any benefit plans or programs sponsored by the Company, as of the Separation Date. By the Separation Date, the Executive must return all Company property, including identification cards or badges, access codes or devices, keys, laptops, computers, telephones, mobile phones, hand-held electronic devices, credit cards, electronically stored documents or files, physical files, and any other Company property in the Executive’s possession. The only exception to this is that Executive may retain his iPhone. The Company also agrees that Executive may retain his mobile phone number.

2.                                      Executive Representations. The Executive specifically represents, warrants, and confirms that the Executive:

(a)                                 has not filed any claims, complaints, or actions of any kind against the Company with any court of law, or local, state, or federal government or agency;

(b)                                 has been properly paid for all hours worked for the Company;

(c)                                  has received all salary, wages, commissions, bonuses, and other compensation due to the Executive (aside from amounts due in connection with this Agreement), including the Executive’s final payroll check for salary through and including the Separation Date, which will be paid on the next regularly scheduled payroll date for the pay period including the Separation Date; and

(d)                                 has not engaged in and is not aware of any unlawful conduct relating to the business of the Company.

If any of these statements is not true, the Executive cannot sign this Agreement and must notify the Company immediately in writing of the statements that are not true. This notice will not automatically disqualify the Executive from receiving these benefits, but will require the Company’s further review and consideration.

3.                                      Separation Benefits. In consideration for the Executive’s execution of, non-revocation of, and compliance with this Agreement, including the Executive’s waiver and release of claims in Section 4, the Company agrees to provide the following payments and benefits to which the Executive is not otherwise entitled:

(a)                                 A lump sum cash payment in an amount equal to twelve (12) months of the Executive’s current base salary, plus $100,000, for a total aggregate amount of $405,502, less all relevant taxes and other withholdings, payable on the next regular payroll date of the Company after the Effective Date.

(b)                                 Notwithstanding any provision of the Company’s 2019 Short-Term Incentive Plan to the contrary (the “2019 STIP”), a lump sum cash payment in an amount equal to the Executive’s accrued target bonus under the 2019 STIP, prorated for the period from January 1, 2019 through the Separation Date, less all relevant taxes and other withholdings, payable on the next regular payroll date of the Company after the Effective Date.

(c)                                  Notwithstanding any provision of the Company’s 2017 Incentive Award Plan or applicable award agreements entered into thereunder (collectively, the “Plan”) to the contrary,

(i)            any unvested restricted stock units (“RSUs”) granted to the Executive under the Plan shall continue to vest in accordance with the terms and conditions of the Plan and the applicable RSU award agreement during the twelve (12) month period following the Separation Date, and any RSUs that remain unvested at the end of this period shall be forfeited;

(ii)           any vested or unvested performance restricted stock units granted to the Executive under the Plan shall be forfeited; and

(iii)          any vested but unexercised options granted to the Executive under the Plan shall continue to be exercisable in accordance with the terms and conditions of the Plan and the applicable option agreement during the ninety (90) day period following the Separation Date, and any unvested options or vested options that remain unexercised at the end of this period, shall be forfeited.

(d)                                 Reimbursement of up to $10,000 of reasonable out-of-pocket legal expenses incurred by the Executive in connection with the negotiation and preparation of this Agreement, on the next regular payroll date of the Company after the Effective Date, subject to the Executive submitting to the Company reasonable documentation substantiating such expenses at least 10 days before such regular payroll date.

Notwithstanding the foregoing, no payment provided for in this Section 3 shall be made before the Effective Date of this Agreement. The Executive understands, acknowledges, and agrees that these benefits exceed what the Executive is otherwise entitled to receive on separation from employment, and that these benefits are being given as consideration in exchange for executing this Agreement and the general release contained herein. The Executive further acknowledges that the Executive is not entitled to any additional payment or consideration not specifically referenced in this Agreement. Nothing in this Agreement shall be deemed or construed as an express or implied policy or practice of the Company to provide these or other benefits to any individuals other than the Executive.

4.                                      Release.

(a)                                 Executive’s General Release and Waiver of Claims

In exchange for the consideration provided in this Agreement, the Executive and the Executive’s heirs, executors, representatives, administrators, agents, insurers, and assigns (collectively, the “Releasors”) irrevocably and unconditionally fully and forever waive, release, and discharge the Company, including the Company’s parents, subsidiaries, affiliates, predecessors, successors, and assigns, and all of their respective officers, directors, employees, and shareholders in their corporate and individual capacities (collectively, the “Released Parties”) from any and all claims, demands, actions, causes of actions, obligations, judgments, rights, fees, damages, debts, judgments, rights, fees, damages, debts, obligations, liabilities, and expenses (inclusive of attorneys’ fees) of any kind whatsoever, whether known or unknown (collectively, “Claims”), that Executive may have or has ever had against the Released Parties, or any of them, arising out of, or in any way related to the Executive’s hire, benefits, employment, termination, or separation from employment with the Company by reason of any actual or alleged act, omission, transaction, practice, conduct, occurrence, or other matter from the beginning of time up to and including the date of the Executive’s execution of this Agreement, including, but not limited to:

(i)            any and all claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Family and Medical Leave Act (regarding existing but not prospective claims), the Fair Labor Standards Act, the Equal Pay Act, the Executive Retirement Income Security Act (regarding unvested benefits), the Civil Rights Act of 1991, Section 1981 of U.S.C. Title 42, the Worker Adjustment and Retraining Notification Act, the National Labor Relations Act, the Age Discrimination in Employment Act, the Uniform Services Employment and Reemployment Rights Act, the Genetic Information Nondiscrimination Act, the Immigration Reform and Control Act, the New York State Human Rights Law, the New York Labor Law (including but not limited to the Retaliatory Action by Companys Law, the New York State Worker Adjustment and Retraining Notification Act, all provisions prohibiting discrimination and retaliation, and all provisions regulating wage and hour law), the New York Civil Rights Law, Section 125 of the New York Workers’ Compensation Law, Article 23-A of the New York Correction Law, the New York City Human Rights Law, and the New York City Earned Sick Leave Law, all including any amendments and their respective implementing regulations, and any other federal, state, local, or foreign law (statutory, regulatory, or otherwise) that may be legally waived and released;

(ii)           any and all claims for compensation of any type whatsoever, including but not limited to claims for salary, wages, bonuses, commissions, incentive compensation, vacation, and severance that may be legally waived and released;

(iii)          any and all claims arising under tort, contract, and quasi-contract law, including but not limited to claims of breach of an express or implied contract, tortious interference with contract or prospective business advantage, breach of the covenant of good faith and fair dealing, promissory estoppel, detrimental reliance, invasion of privacy, nonphysical injury, personal injury or sickness or any other harm, wrongful or retaliatory discharge, fraud, defamation, slander, libel, false imprisonment, and negligent or intentional infliction of emotional distress; and

(iv)                              any and all claims for monetary or equitable relief, including but not limited to attorneys’ fees, back pay, front pay, reinstatement, experts’ fees, medical fees or expenses, costs and disbursements, punitive damages, liquidated damages, and penalties; and

(v)                                 indemnification rights the Executive has against the Company.

However, this general release and waiver of claims excludes, and the Executive does not waive, release, or discharge: (A) any right to file an administrative charge or complaint with, or testify, assist, or participate in an investigation, hearing, or proceeding conducted by, the Equal Employment Opportunity Commission, the New York State Division of Human Rights, the New York City Commission on Human Rights, or other similar federal or state administrative agencies, although the Executive waives any right to monetary relief related to any filed charge or administrative complaint; and (B) claims that cannot be waived by law, such as claims for unemployment benefit rights and workers’ compensation; (C) any right to file an unfair labor practice charge under the National Labor Relations Act or

Executive’s rights under a collective bargaining agreement without processes; and (D) any rights to vested benefits, such as pension or retirement benefits, the rights to which are governed by the terms of the applicable plan documents and award agreements.

If the Executive applies for unemployment benefits, the Company will respond truthfully, completely, and timely to any inquiries by the New York Department of Labor concerning Executive’s separation from employment with the Company.

(b)                                 Specific Release of ADEA Claims

In further consideration of the payments and benefits provided to the Executive in this Agreement, the Releasors hereby irrevocably and unconditionally fully and forever waive, release, and discharge the Released Parties from any and all Claims, whether known or unknown, from the beginning of time through the date of the Executive’s execution of this Agreement arising under the Age Discrimination in Employment Act (“ADEA”), as amended, and its implementing regulations. By signing this Agreement, the Executive hereby acknowledges and confirms that:

(i)                                     the Executive has read this Agreement in its entirety and understands all of its terms;

(ii)                                  by this Agreement, the Executive has been advised in writing to consult with an attorney of the Executive’s choosing before signing this Agreement and has consulted with such counsel as the Executive deemed necessary;

(iii)                               the Executive knowingly, freely, and voluntarily agrees to all of the terms and conditions set out in this Agreement including, without limitation, the waiver, release, and covenants contained in it;

(iv)                              the Executive is signing this Agreement, including the waiver and release, in exchange for good and valuable consideration in addition to anything of value to which the Executive is otherwise entitled;

(v)                                 the Executive understands that the waiver and release in this Agreement is being requested in connection with the Executive’s separation of employment from the Company;

(vi)                              the Executive was given at least twenty-one (21) days to consider the terms of this Agreement and consult with an attorney of the Executive’s choice, although the Executive may sign it sooner if desired and changes to this Agreement, whether material or immaterial, do not restart the running of the 21-day period;

(vii)                           the Executive understands that the Executive has seven (7) days after signing this Agreement to revoke the release in this paragraph by delivering notice of revocation to John Kowalczyk, Vice President, Human Resources at the Company by email/fax/overnight delivery before the end of this seven-day period. In the event of a revocation by the Executive, this Agreement shall be null and void in its entirety; and

(viii)        the Executive understands that the release contained in this paragraph does not apply to rights and claims that may arise after the Executive signs this Agreement.

This Agreement shall not become effective until the eighth (8th) day after the Executive signs, without revoking, this Agreement (the “Effective Date”). No payments due to the Executive under this Agreement shall be made or begin before the Effective Date.

5.                                      Post-Termination Obligations and Restrictive Covenants.

(a)                                 Acknowledgment

The Executive understands and acknowledges that by virtue of the Executive’s employment with the Company, the Executive had access to and knowledge of Confidential Information, was in a position of trust and confidence with the Company, and benefitted from the Company’s goodwill. The Executive understands and acknowledges that the Company invested significant time and expense in developing the Confidential Information and goodwill.

The Executive further understands and acknowledges that the restrictive covenants below are necessary to protect the Company’s legitimate business interests in its Confidential Information and goodwill. The Executive further understands and acknowledges that the Company’s ability to reserve these for the exclusive knowledge and use of the Company is of great competitive importance and commercial value to the Company and that the Company would be irreparably harmed if the Executive violates the restrictive covenants below.

(b)                                 Confidential Information

The Executive understands and acknowledges that during the course of employment with the Company, the Executive has had access to and learned about confidential, secret, and proprietary documents, materials, and other information, in tangible and intangible form, of and relating to the Company and its businesses and existing and prospective customers, suppliers, investors, and other associated third parties (“Confidential Information”). The Executive further understands and acknowledges that this Confidential Information and the Company’s ability to reserve it for the exclusive knowledge and use of the Company is of great competitive importance and commercial value to the Company, and that improper use or disclosure of the Confidential Information by the Executive might cause the Company to incur financial costs, loss of business advantage, liability under confidentiality agreements with third parties, civil damages, and criminal penalties.

For purposes of this Agreement, Confidential Information includes, but is not limited to, all information not generally known to the public, in spoken, printed, electronic, or any other form or medium, relating directly or indirectly to: business processes, practices, methods, policies, plans, documents, research, operations, services, strategies, techniques, agreements, contracts, terms of agreements, transactions, potential transactions, negotiations, pending negotiations, know-how, trade secrets, web design, work-in-process, databases, metadata, technologies, manuals, records, articles, systems, sources of material, supplier information, vendor information, financial information, results, accounting information, accounting records, legal information, marketing information, design information, payroll information, staffing information, personnel information, employee lists, supplier lists, vendor lists, developments, reports, internal controls, security procedures, graphics, drawings, sketches, market studies, costs, communications, inventions, unpublished patent applications, original works of authorship, discoveries, experimental processes, experimental results, specifications, client information, client lists and other similar information of the Company or its businesses or any existing or prospective customer, supplier, investor, or other associated third party, or of any other person or entity that has entrusted information to the Company in confidence.

The Executive understands that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified or treated as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used.

The Executive understands and agrees that Confidential Information developed by the Executive in the course of the Executive’s employment by the Company is subject to the terms and conditions of this Agreement as if the Company furnished the same Confidential Information to the Executive in the first instance. Confidential Information shall not include information that is generally available to and known by the public at the time of disclosure to the Executive, provided that the disclosure is through no direct or indirect fault of the Executive or person(s) acting on the Executive’s behalf.

(c)                                  Disclosure and Use Restrictions.

(i)                                     Executive Covenants. The Executive agrees and covenants:

(A)          to treat all Confidential Information as strictly confidential;

(B)                               not to directly or indirectly disclose, publish, communicate, or make available Confidential Information, or allow it to be disclosed, published, communicated, or made available, in whole or part, to any entity or person whatsoever (including other employees of the Company) not having a need to know and authority to know and use the Confidential Information in connection with the business of the Company and, in any event, not to anyone outside of the direct employ of the Company except as required in the performance of any of the Executive’s remaining authorized employment duties to the Company and only after execution of a confidentiality agreement by the third party with whom Confidential Information will be shared or with the prior consent of an authorized officer acting on behalf of the Company in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent); and

(C)                               not to access or use any Confidential Information, and not to copy any documents, records, files, media, or other resources containing any Confidential Information, or remove any such documents, records, files, media, or other resources from the premises or control of the Company, except as allowed by applicable law, as required in the performance of any of the Executive’s remaining authorized employment duties to the Company, or with the prior written consent of an authorized officer acting on behalf of the Company (and then, such disclosure shall be made only within the limits and to the extent of such law, duties or consent).

The Executive understands and acknowledges that the Executive’s obligations under this Agreement regarding any particular Confidential Information begin immediately and shall continue during and after the Executive’s employment by the Company until the Confidential Information has become public knowledge other than as a result of the Executive’s breach of this Agreement or a breach by those acting in concert with the Executive or on the Executive’s behalf.

(ii)           Permitted Disclosures. Nothing in this Agreement shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order. The Executive shall promptly provide written notice of any such order to an authorized officer of the Company.

Nothing in this Agreement prohibits or restricts the Executive (or Executive’s attorney) from filing a charge or complaint with the Securities and Exchange Commission, the Financial Industry Regulatory Authority, or any other securities regulatory agency or self-regulatory authority, the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, or any other federal or state regulatory authority (“Government Agencies”). The Executive further understands that this Agreement does not limit the Executive’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency in connection with reporting a possible securities law violation without notice to the Company. This

Agreement does not limit the Executive’s right to receive an award for information provided to any Government Agencies.

Nothing in this Agreement in any way prohibits or is intended to restrict or impede the Executive from discussing the terms and conditions of his employment with co-workers or union representatives, exercising protected rights under Section 7 of the National Labor Relations Act, or exercising protected rights to the extent that such rights cannot be waived by agreement, or otherwise disclosing information as permitted by law.

(d)                                 Non-Solicitation of Employees

The Executive understands and acknowledges that the Company has expended and continues to expend significant time and expense in recruiting and training its employees and that the loss of employees would cause significant and irreparable harm to the Company. The Executive agrees and covenants not to directly or indirectly solicit, hire, recruit, attempt to hire or recruit, or induce the termination of employment of any employee of the Company for the remainder of the Executive’s employment with the Company and for twelve (12) months, to run consecutively, beginning on the Separation Date.

(e)                                  Non-Solicitation of Customers and Partners

The Executive understands and acknowledges that the Company has expended and continues to expend significant time and expense in developing customer and partner relationships, customer and partner information, and goodwill, and that because of the Executive’s experience with and relationship to the Company, the Executive has had access to and learned about much or all of the Company’s customer and partner information (“Customer and Partner Information”). Customer and Partner Information includes, but is not limited to, names, phone numbers, addresses, email addresses, order history, order preferences, chain of command, pricing information, and other information identifying facts and circumstances specific to the customer and relevant to sales.

The Executive understands and acknowledges that loss of any of these customer relationships or goodwill will cause significant and irreparable harm to the Company.

The Executive agrees and covenants, during the twelve (12) months, to run consecutively, beginning on the Separation Date, not to directly or indirectly solicit or attempt to solicit, contact (including but not limited to communications using email, regular mail, express mail, telephone, fax, instant message, social media, or any other oral, written, or electronic transmission), attempt to contact, or meet with the Company’s current or prospective customers for purposes of offering or accepting goods or services similar to or competitive with those offered by the Company.

For the avoidance any doubt, any reference to the Company in this Section 5 shall refer equally to any direct or indirect subsidiary of the Company.

6.                                      Cooperation. The Parties agree that certain matters in which the Executive has been involved during the Executive’s employment may need the Executive’s cooperation with the Company in the future. Accordingly, after the Separation Date, to the extent reasonably requested by the Company, the Executive shall cooperate with the Company in connection with matters arising out of the Executive’s service to the Company; provided that the Company shall make reasonable efforts to minimize disruption of the Executive’s other activities and shall reimburse Executive for all reasonable out-of-pocket expenses actually incurred with such cooperation.

7.                                      Non-Disparagement. The Parties agree and covenant that each Party shall not at any time make, publish, or communicate to any person or entity or in any public forum any defamatory, maliciously false, or disparaging remarks, comments, or statements concerning the other Party or, in the case of the Company, its businesses, or any of its employees, officers, or directors and their existing and prospective customers, suppliers, investors, and other associated third parties, now or in the future.

8.                                      Confidentiality of Agreement. Except to the extent generally available to and known by the public, the Executive agrees and covenants that the Executive shall not disclose any of the negotiations of, terms of, or amount paid under this Agreement to any individual or entity; provided, however, that the Executive will not be prohibited from making disclosures to the Executive’s spouse or domestic partner, attorney, tax advisors, or as may be required by law.

This Section does not in any way restrict or impede the Executive from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order.

9.                                      Remedies. In the event of a breach or threatened breach by the Executive of any of the provisions of this Agreement, the Executive hereby consents and agrees that the Company shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. Any equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages, or other available relief. If the Executive materially breaches any of the material terms of this Agreement or material post-termination obligations contained herein, or if the Executive revokes the ADEA release within the seven-day period referenced above, the Company may, in addition to any other remedies it may have, reclaim any amounts paid to you under the provisions of this Agreement or terminate any benefits or payments that are later due under this Agreement, without waiving the releases provided herein.

The Parties mutually agree that this Agreement can be specifically enforced in court and can be cited as evidence in legal proceedings alleging breach of the Agreement.

10.                               Successors and Assigns.

(a)                                 Assignment by the Company

The Company may freely assign this Agreement at any time. This Agreement shall inure to the benefit of the Company and its successors and assigns.

(b)                                 No Assignment by the Executive

The Executive may not assign this Agreement in whole or in part. Any purported assignment by the Executive shall be null and void from the initial date of the purported assignment.

11.                               Arbitration. The Parties agree that, to the extent permitted by law, any dispute, controversy, or claim arising out of or related to the Executive’s employment with the Company, this Agreement, including the validity of this arbitration clause, or any breach of this Agreement shall be submitted to and decided by binding arbitration in New York, New York. Arbitration shall be administered under the rules of the American Arbitration Association and any requirements imposed by New York law. Each party shall pay its own costs of arbitration. Any arbitral award determination shall be final and binding upon the Parties and may be entered as a judgment in a court of competent jurisdiction.

12.                               Governing Law, Jurisdiction, and Venue. This Agreement and all matters arising out of or relating to this Agreement and the Executive’s employment by The Company, whether sounding contract, tort, or statute, for all purposes shall be governed by and construed in accordance with the laws of New York (including its statutes of limitations) without regard to any conflicts of laws principles that would require the laws of any other jurisdiction to apply. Any action or proceeding by either of the Parties to enforce this Agreement shall be brought only in any state or federal court located in the state of New York. The Parties hereby irrevocably submit to the exclusive jurisdiction of these courts and waive the defense of inconvenient forum to the maintenance of any action or proceeding in such venue.

13.                               Entire Agreement. Unless specifically provided herein, this Agreement contains all of the understandings and representations between Company and Executive relating to the separation of employment and supersedes the Employment Agreement and all other prior and contemporaneous understandings, discussions, agreements, representations and warranties, both written and oral, regarding such subject matter. Executive’s confidentiality, non-solicit, and any other surviving agreements or contractual obligations with Company shall remain in full force and effect.

14.                               Modification and Waiver. No provision of this Agreement may be amended or modified unless the amendment or modification is agreed to in writing and signed by the Executive and by the Chief Executive Officer or Vice President, Human Resources of the Company. No waiver by either Party of any breach by the other party of any condition or provision of this Agreement to be performed by the other party shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the Parties in exercising any right, power, or privilege under this Agreement operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power, or privilege.

15.                               Severability. Should any provision of this Agreement be held by a court or arbitral authority of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement shall be held to be unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding on the Parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement.

The Parties further agree that any such court or arbitral authority is expressly authorized to modify any such unenforceable provision of this Agreement instead of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement, or by making such other modifications as it deems necessary to carry out the intent and agreement of the Parties as embodied in this Agreement to the maximum extent permitted by law.

The Parties expressly agree that this Agreement as so modified by the court or arbitral authority shall be binding on and enforceable against each of them. If any provision of this Agreement is held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal, or unenforceable provisions had not been set forth in it.

16.                               Captions. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

17.                               Counterparts. The Parties may execute this Agreement in counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument. Delivery of an executed counterpart of this Agreement by facsimile, email in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document has the same effect as delivery of an executed original of this Agreement.

18.                               No Admission of Liability. Nothing in this Agreement shall be construed as an admission by the Company of any wrongdoing, liability, or noncompliance with any federal, state, city, or local rule, ordinance, statute, common law, or other legal obligation. The Company specifically disclaims and denies any wrongdoing or liability to Executive.

19.                               Notices. All notices under this Agreement must be given in writing by overnight courier or by certified mail, return receipt requested, or receipted email at the addresses indicated in this Agreement or any other address designated in writing by either Party. When providing written notice to Company, a copy must be provided to Company’s internal legal counsel at the address below.

Notice to Company:

WillScot Corporation

901 S. Bond Street, Suite 600

Baltimore, MD 21231-3357

Attn: Vice President, Human Resources

Email: John.Kowalczyk@willscot.com

Notice to Executive:

Bradley L. Bacon
[REDACTED]

20.                               Tolling. If the Executive violates any of the post-termination obligations in this Agreement, the obligation at issue will run from the first date on which the Executive ceases to be in violation of such obligation.

21.                               Attorneys’ Fees and Costs. If either Party breaches any terms of this Agreement or the post-termination obligations articulated in it, to the extent authorized by New York law, the prevailing Party will be responsible for payment of all reasonable attorneys’ fees and costs that Company incurred in the course of enforcing the terms of the Agreement, including demonstrating the existence of a breach and any other contract enforcement efforts.

22.                               Section 409A. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), or an exemption under Section 409A, and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service, as a short-term deferral, or as a settlement payment pursuant to a bona fide legal dispute shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, any installment payments provided under this Agreement shall each be treated as a separate payment. To the extent required under Section 409A, any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A.

23.                               Notice of Post-Termination Obligations. When the Executive’s employment with the Company terminates, the Executive agrees to notify any subsequent employer of the restrictive covenants contained in this Agreement. In addition, the Executive authorizes the Company to provide a copy of the restrictive covenants contained in this Agreement to third parties, including but not limited to, the Executive’s subsequent, anticipated, or possible future employer.

24.                               Acknowledgment of Full Understanding. THE EMPLOYEE ACKNOWLEDGES AND AGREES THAT THE EMPLOYEE HAS FULLY READ, UNDERSTANDS, AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE EMPLOYEE ACKNOWLEDGES AND AGREES THAT THE EMPLOYEE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF THE EMPLOYEE’S CHOICE BEFORE SIGNING THIS AGREEMENT. THE EMPLOYEE FURTHER ACKNOWLEDGES THAT THE EMPLOYEE’S SIGNATURE BELOW IS AN AGREEMENT TO RELEASE EMPLOYER FROM ANY AND ALL CLAIMS THAT CAN BE RELEASED AS A MATTER OF LAW.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

WILLSCOT CORPORATION

By	/s/ John Kowalczyk
Name:	John Kowalczyk
Title:	Vice President, Human Resources

BRADLEY L. BACON

Signature:	/s/ Bradley L. Bacon

Print Name: Bradley L. Bacon